CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 95 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Report to Shareholders of Colonial International Fund for Growth, a series of Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "The Fund's Financial History" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP
Boston, Massachusetts
December 27, 1995